Exhibit 3.5

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

1. The name of the limited liability company is GSV LLC.

2. The name and address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.

3. The effective date of this Certificate of Formation shall be at 12:01 a.m. on January 26, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of January 25, 2012.

GSV LLC

By	/s/ David A. Miller
David A. Miller, Executive Vice President, General Counsel and Secretary